Exhibit 107.1

Form S-8

(Form Type)

BJ'S RESTAURANTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule(2)	Amount Registered(1)(3)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value per share	Rule 457(a)	1,840,000	$35.06	$64,501,200	$147.60 per $1,000,000	$9,520.38

Total Offering Amount					$64,501,200		$9,520.38

Total Fee Offsets							$0.00

Net Fee Due							$9,520.38

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an indeterminable number of additional shares of Common Stock, no par value per share (“Common Stock”) of BJ's Restaurants, Inc. that may become issuable through the BJ's Restaurants, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the high ($35.53) and low ($34.58) prices for the Registrant's common stock as reported on the Nasdaq National Market on June 24, 2024.

(3)	Represents 1,840,000 shares of Common Stock reserved for issuance under the 2024 Plan.